Exhibit 5.1

[Shearman & Sterling LLP letterhead]

December 28, 2012

Dycom Investments, Inc.

11770 U.S. Highway 1, Suite 101

Palm Beach Gardens, Florida 33408

Dycom Investments, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Dycom Investments, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 7.125% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by Dycom Industries, Inc., a Florida corporation (the “Parent”), and each of the other entities listed on Schedule A hereto (collectively, the “Subsidiary Guarantors,” and, together with the Parent, the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $90,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 7.125% Senior Subordinated Notes due 2021 issued on December 12, 2012 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of January 21, 2011 (as amended and supplemented, the “Indenture”), among the Parent, the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In our capacity as counsel to the Company, we have reviewed originals or copies of the following documents:

(a)	The Indenture, including the Exchange Note Guarantees.

(b)	A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The exchange and registration rights agreement, dated as of December 12, 2012, among the Company, the Guarantors and the Purchasers named therein.

(d)	Originals or copies of such other corporate records of the Company and the Guarantors, certificates of public officials and of officers of the Company and the Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company and the Guarantors.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company and the Guarantors, enforceable against each such party in accordance with its terms.

(f)	That:

(i) The execution, delivery and performance by each of the Company and the Guarantors of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(A) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(B) except with respect to any documents and agreements filed as exhibits to any filing of the Company or the Parent incorporated by reference into the Registration Statement, result in any conflict with, or breach of any agreement or document binding on it.

(ii) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Company or the Guarantors of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto) that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the transactions governed by the Opinion Documents, and for purposes of assumption paragraph (f) above, the General Corporation Law of the State of Delaware. In addition, for purposes of assumption paragraph (f) above and our opinion in clause (ii) below, in each case solely with respect to U G T I as Guarantor, Generally Applicable Law shall include the General Corporation Law of the State of California.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that (i) the Exchange Notes have been duly authorized by the Company and when duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture and (ii) when the Exchange Note Guarantees have been duly executed and delivered by the Guarantors upon consummation of the Exchange Offer as set forth in the Registration Statement, each Exchange Note Guarantee will be the legal, valid and binding obligation of the Guarantor which issued such Exchange Note Guarantee, enforceable against such Guarantor in accordance with its terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)

Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law. With respect to all matters of applicable law, other than the Generally Applicable Law, we have without any independent investigation on our part assumed the accuracy and, to the extent necessary in connection with the opinions contained herein, relied upon the opinions, dated the date hereof, furnished to you of (i) Akerman Senterfitt LLP, special Florida counsel to the Parent and certain Guarantors, (ii) Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, special Georgia and Tennessee counsel to certain Guarantors, (iii) Brown & Bunch, PLLC, special North Carolina counsel to certain Guarantors, (iv) Davis Wright Tremaine LLP, special Washington counsel to a certain Guarantor, (v) Liskow & Lewis, special Louisiana counsel to a certain

Guarantor (vi) Potter Anderson & Corroon LLP, special Delaware counsel to certain Guarantors, (vii) Fennemore Craig, P.C., special Arizona counsel to a certain Guarantor, and (viii) Kopecky, Schumacher & Bleakley, P.C., special Illinois counsel to a certain Guarantor, in each case delivered to you on the date hereof, and our opinions are subject to the same assumptions, qualifications and limitations with respect to matters of Florida, Georgia, Tennessee, North Carolina, Washington, Louisiana, Arizona, Illinois and Delaware law expressed in each such opinion.

This opinion letter is rendered to you in connection with the Exchange Offer.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

JD/CCD/DB

RCT

SCHEDULE A

Subsidiary Guarantors

Ansco & Associates, LLC

Apex Digital, LLC

Blair Park Services, LLC

Broadband Express, LLC

Broadband Installation Services, LLC

C-2 Utility Contractors, LLC

Cable Connectors, LLC

CableCom of California, Inc.

CableCom, LLC

Can-Am Communications, Inc.

Cavo Broadband Communications, LLC

CCLC, Inc.

CertusView Leasing, LLC

CMI Services, Inc.

Communication Services, LLC

Communications Construction Group, LLC

Dycom Capital Management, Inc.

Dycom Corporate Identity, Inc.

Dycom Identity, LLC

E A Technical Services, Inc.

Engineering Associates, Inc.

Ervin Cable Construction, LLC

Global Enercom Management, Inc.

Globe Communications, LLC

Golden State Utility Co.

InfraSource Telecommunication Services, LLC

Installation Technicians, LLC

Ivy H. Smith Company, LLC

Kanaan Communications, LLC

Lambert’s Cable Splicing Company, LLC

Locating, Inc.

Midtown Express, LLC

NeoCom Solutions Holdings, LLC

NeoCom Solutions, Inc.

Nichols Construction, LLC

Niels Fugal Sons Company of California, Inc.

Niels Fugal Sons Company, LLC

North Sky Communications, Inc.

OSP Services, LLC

Parkside Site & Utility Company Corporation

Parkside Utility Construction Corp.

Pauley Construction Inc.

PBG Acquisition III, LLC

Point to Point Communications, Inc.

Precision Valley Communications of Vermont, LLC

Prince Telecom of California, Inc.

Prince Telecom, LLC

Professional Teleconcepts, Inc.

Professional Teleconcepts, Inc.

Quanta Wireless Solutions, Inc.

RJE Telecom of California, Inc.

RJE Telecom, LLC

S.T.S., LLC

Spalj Construction Company

Star Construction, LLC

Stevens Communications, LLC

TCS Communications, LLC

Tesinc of California, Inc.

Tesinc, LLC

Tjader, L.L.C.

Trawick Construction Company, Inc.

Triple-D Communications, LLC

U G T I

Underground Specialties, LLC

UtiliQuest, LLC

VCI Construction, Inc.

VCI Utility Services, Inc.

White Mountain Cable Construction, LLC

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